One Penn Plaza, Suite 19th Floor
New York, NY 10119
(212) 845-8200

April 24, 2017

Glenn Sblendorio
c/o Ophthotech Corporation
One Penn Plaza
New York, NY 10119

Dear Glenn:

Subject to your execution below, this letter hereby amends the employment letter, dated January 4, 2016, between you and Ophthotech Corporation (the “Company”) (the “Employment Letter”) by making the following changes:

1.
Section 1 of the Employment Letter is hereby replaced in its entirety by the following:

1.    Employment. Effective immediately, you will continue to be employed on a full time basis as the Company’s President. As the Company’s President, you will report to the Company’s Board of Directors (the “Board”), and you shall have the duties, responsibilities and authority commensurate with your position in companies of similar type and size; provided, however, that it is understood that among such responsibilities shall be your assistance, as directed by the Board, with the transition to other personnel (as designated by the Board) of the responsibilities you had in your former position of Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer, and your assistance with your own transition to the position of Chief Executive Officer of the Company. Effective July 1, 2017, you will be employed to serve on a full time basis as the Company’s Chief Executive Officer, while also continuing to serve as the Company’s President. As the Company’s Chief Executive Officer and President, you will report to the Board and you shall have the duties, responsibilities and authority commensurate with your position in companies of similar type and size. The Board has nominated you to serve as a member of the Board, with your election subject to stockholder approval at the 2017 annual meeting of stockholders. You shall perform and discharge faithfully and diligently your duties and responsibilities hereunder. You agree to devote your full business time, efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Notwithstanding the foregoing, you may continue to serve as a member of the boards of directors of Intercept Pharmaceuticals, Inc. and Amicus Therapeutics, Inc., may serve on civic, charitable,

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educational, religious, public interest or public service boards, may provide de minimis consulting services, and may manage your personal and family investments, in each case, to the extent such activities, whether individually or in the aggregate, do not materially interfere or conflict with the performance of your duties and responsibilities for the Company and do not compete with the Company. You agree to furnish a summary of the time you spend providing service as a consultant to the Board upon request. For purposes hereof, a business or activity will be deemed to be competitive with the Company if it engages in the research, development or commercialization of pharmaceutical or diagnostic products for ocular diseases with the same primary mechanism of action as any compound or drug that is at any such time of determination under active research or development or being commercialized by the Company or any of its subsidiaries (whether the Company or any such subsidiary currently has or in the future acquires rights to such compound or drug). You further agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.
Section 2 of the Employment Letter is hereby replaced in its entirety by the following:

2.    Base Salary. Through June 30, 2017, your base salary will be at the rate of $19, 038.46 per bi-weekly pay period (which if annualized equals $495,000), less all applicable taxes and withholdings. Effective July 1, 2017, your base salary will be at the rate of $24,038.46 per bi-weekly pay period (which if annualized equals $625,000), less all applicable taxes and withholdings. Base salary will be paid in installments in accordance with the Company’s regular payroll practices.

3.
Section 3 of the Employment Letter is hereby replaced in its entirety by the following:

3.    Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Board, you will be eligible for a performance bonus of up to 65% of your annualized base salary (the “Target Bonus”), based on your personal performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole discretion. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.

4.
Section 8 of the Employment Letter is hereby replaced in its entirety by the following:

8.    Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. As a condition of your continued employment under the terms and conditions set forth herein, you will be required to execute the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A.

5.	Section 11 of the Employment Letter is hereby replaced in its entirety by the following: 11. At-Will Employment. This letter shall not be construed as an agreement, either

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express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and a Company representative duly authorized by the Board that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment, except that it does not supersede the January 4, 2016 letter between you and the Company with respect to severance benefits (the “Severance Letter”).

You hereby agree that you and the Company are executing this amendment by mutual agreement, that you hereby consent to the changes described herein, and that nothing herein shall constitute grounds for “Good Reason” as defined in the Severance Letter. In the event of any conflict between the terms of this amendment and the terms of the Employment Letter, the terms of this amendment shall control. Except as expressly modified herein, the terms of the Employment Letter remain in full force and effect. This amendment may only be modified in a document signed by both the Company and you. This amendment may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.
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If this amendment is acceptable to you, please sign and date this amendment below and return the signed and dated amendment to me on or before April 24, 2017 at 12:00 p.m., Eastern time.

Sincerely,
OPHTHOTECH CORPORATION

By: /s/ Amy R. Sheehan
Amy R. Sheehan
Vice President, Human Resources

ACCEPTED AND AGREED:

/s/ Glenn Slendorio
Glenn Sblendorio

Date: 4/24/2017

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